                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement               [ ]  Confidential, for Use of the Commission
                                                    Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                        WINDMERE-DURABLE HOLDINGS, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                        WINDMERE-DURABLE HOLDINGS, INC.
                               ------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD MAY 12, 1998
                               ------------------

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Windmere-Durable Holdings, Inc., a Florida corporation (the "Company"), will be held at the University of Miami, James W. McLamore Executive Education Center, 5250 University Drive, Coral Gables, Florida 33124 on Tuesday, May 12, 1998, at 10:00 a.m. local time for the following purposes.

     1. To elect five members to Class II of the Company's Board of Directors, to serve until the 2001 Annual Meeting of Shareholders or until their successors are duly elected and qualified;

     2. To ratify the reappointment of Grant Thornton LLP, independent certified public accountants, as the Company's auditors for the fiscal year ending December 31, 1998; and

     3. To transact such other business as may properly come before the Annual Meeting and any adjournments thereof.

     The Board of Directors has fixed the close of business on March 16, 1998 as the record date for determining those shareholders entitled to notice of, and to vote at, the Annual Meeting and any adjournments thereof.

     Whether or not you expect to be present, please sign, date and return the enclosed proxy card in the enclosed preaddressed envelope as promptly as possible. No postage is required if mailed in the United States.

                                            By Order of the Board of Directors,

                                            Jerald I. Rosen, Secretary
Miami Lakes, Florida
April 20, 1998

     THIS IS AN IMPORTANT MEETING AND ALL SHAREHOLDERS ARE INVITED TO ATTEND THE MEETING IN PERSON. THOSE SHAREHOLDERS WHO ARE UNABLE TO ATTEND ARE RESPECTFULLY URGED TO EXECUTE AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE. SHAREHOLDERS WHO EXECUTE A PROXY CARD MAY NEVERTHELESS ATTEND THE MEETING, REVOKE THEIR PROXY AND VOTE THEIR SHARES IN PERSON.

                      1998 ANNUAL MEETING OF SHAREHOLDERS
                                       OF
                        WINDMERE-DURABLE HOLDINGS, INC.
                               ------------------

                                PROXY STATEMENT
                               ------------------

     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Windmere-Durable Holdings, Inc., a Florida corporation (the "Company"), of proxies from the holders of the Company's Common Stock, par value $.10 per share (the "Common Stock"), for use at the 1998 Annual Meeting of Shareholders of the Company to be held on Tuesday, May 12, 1998, or at any adjournment(s) or postponement(s) thereof (the "Annual Meeting"), pursuant to the attached Notice of Annual Meeting. The approximate date that this Proxy Statement and the enclosed form of proxy are first being sent to holders of Common Stock is April 20, 1998. Shareholders should review the information provided herein in conjunction with the Company's Annual Report to Shareholders which accompanies this Proxy Statement. The Company's principal executive offices are located at 5980 Miami Lakes Drive, Miami Lakes, Florida 33014-2467, and its telephone number is (305) 362-2611.

                          INFORMATION CONCERNING PROXY

     The enclosed form of proxy is solicited on behalf of the Company's Board of Directors. The giving of a proxy does not preclude the right to vote in person should any shareholder giving the proxy so desire. Shareholders have an unconditional right to revoke their proxy at any time prior to the exercise thereof, either in person, at the Annual Meeting or by filing with the Company's Secretary at the Company's principal executive offices a written revocation or duly executed proxy bearing a later date; however, no such revocation will be effective until written notice of the revocation is received by the Company at or prior to the Annual Meeting.

     The cost of preparing, assembling and mailing this Proxy Statement, the Notice of Annual Meeting of Shareholders and the enclosed proxy is to be borne by the Company. In addition to the use of mail, employees of the Company may solicit proxies personally and by telephone, and the Company is using the services of a proxy solicitation firm at a cost of up to $5,000. The Company's employees will receive no compensation for soliciting proxies other than their regular salaries. The Company may request banks, brokers and other custodians, nominees and fiduciaries to forward copies of the proxy material to their principals and to request authority for the execution of proxies. The Company may reimburse such persons for their expenses in so doing.

                            PURPOSES OF THE MEETING

     At the Annual Meeting, the Company's shareholders will consider and vote upon the following matters:

     (1) The election of five members to Class II of the Company's Board of Directors to serve until the 2001 Annual Meeting of Shareholders or until their successors are duly elected and qualified;

     (2) The ratification of the reappointment of Grant Thornton LLP, independent certified public accountants, as the Company's auditors for the fiscal year ending December 31, 1998; and

     (3) Such other business as may properly come before the Annual Meeting, including any adjournment(s) or postponement(s) thereof.

     Unless contrary instructions are indicated on the enclosed proxy, all shares represented by valid proxies received pursuant to this solicitation (and which have not been revoked in accordance with the procedures set forth above) will be voted (a) for the election of the four nominees for director named below, and (b) for the ratification of the appointment of Grant Thornton LLP as the Company's auditors. In the event a shareholder specifies a different choice by means of the enclosed proxy, his shares will be voted in accordance with the specification so made.

                OUTSTANDING VOTING SECURITIES AND VOTING RIGHTS

     The Board of Directors has set the close of business on March 16, 1998 as the record date (the "Record Date") for determining shareholders of the Company entitled to notice of, and to vote at, the Annual Meeting. As of the Record Date, there were 18,704,390 shares of Common Stock issued and outstanding, all of which are entitled to be voted at the Annual Meeting. Each share of Common Stock is entitled to one vote on all matters to be acted upon at the Annual Meeting and neither the Company's Articles of Incorporation nor Bylaws provides for cumulative voting rights.

     The attendance, in person or by proxy, of the holders of a majority of the shares of Common Stock entitled to vote at the Annual Meeting is necessary to constitute a quorum. The affirmative vote of a majority of the shares of Common Stock present in person or by proxy at the Annual Meeting is required for the approval of each matter that is submitted to shareholders for approval, with the exception of the vote for the Board of Directors, which shall be by a plurality of the votes of the shareholders entitled to vote. An independent inspector shall count the votes and ballots. Abstentions are considered as shares present and entitled to vote but are not counted as votes cast in the affirmative on a given matter. A broker or nominee holding shares registered in its name, or in the names of its nominee, which are beneficially owned by another person and for which it has not received instructions as to voting from the beneficial owner, has, in the opinion of the Company, the discretion to vote the beneficial owner's shares with respect to each of the matters presented at the Annual Meeting. If a matter has been included in the proxy to which a broker or nominee would not have discretionary voting power under applicable New York Stock Exchange rules, any broker or nominee "non-votes" would not be considered as shares entitled to vote on that subject matter and therefore would not be considered by the inspector when counting votes cast on the matter. If less than a majority of the outstanding shares of Common Stock are represented at the Annual Meeting, a majority of the shares so represented may adjourn the Annual Meeting from time to time without further notice.

                               SECURITY OWNERSHIP

     The following table sets forth, as of the Record Date, information with respect to the beneficial ownership of the Company's Common Stock by (i) each director of the Company (certain of whom constitute nominees for election as directors at the Annual Meeting), (ii) the Company's Chief Executive Officer and four other most highly compensated officers of the Company during the year ended December 31, 1997, (iii) each beneficial owner of more than 5% of the outstanding Common Stock and (iv) all directors and executive officers of the Company, as a group.

                                                                     COMMON STOCK
                                                                BENEFICIALLY OWNED(2)
                                                              --------------------------
          NAME AND ADDRESS OF BENEFICIAL OWNER(1)              SHARES            PERCENT
          ---------------------------------------             ---------          -------
Jerald I. Rosen.............................................     20,618(3)           *
Harold Strauss..............................................     32,104(4)           *
Leonard Glazer..............................................      1,552(5)           *
David M. Friedson...........................................    753,489(6)         4.0
Barbara Friedson Garrett....................................    160,315(7)           *
Lai Kin.....................................................  1,783,000(8)         9.5
Felix S. Sabates............................................     39,500(9)           *
Arnold Thaler...............................................     45,472(10)          *
Raymond So..................................................     85,500(11)          *
Susan J. Ganz...............................................      1,900(12)          *
Thomas J. Kane..............................................      8,500(13)          *
Desmond Lai.................................................     38,500(14)          *
Wendy Sager Pomerantz.......................................     17,807              *
All directors and executive officers as a group
  (16 persons)..............................................  3,160,557(3)-(14)   16.4

---------------

* Less than 1%.

 (1) Unless otherwise indicated, the address of each of the beneficial owners identified above is c/o Windmere-Durable Holdings, Inc., 5980 Miami Lakes Drive, Miami Lakes, Florida 33014-2467.
 (2) Unless otherwise indicated, each person has sole voting and investment power with respect to all such shares. A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from the Record Date upon the exercise of options.
 (3) Includes the ownership of options to purchase 20,618 shares of Common Stock that are exercisable within 60 days from the Record Date. Does not include 15,000 shares owned by the wife of Jerald I. Rosen, as to which shares Mr. Rosen disclaims beneficial ownership.
 (4) Includes the ownership of options to purchase 27,000 shares of Common Stock that are exercisable within 60 days from the Record Date.
 (5) Includes the ownership of options to purchase 500 shares of Common Stock that are exercisable within 60 days from the Record Date.
 (6) Includes the ownership of options to purchase 131,540 shares of Common Stock that are exercisable within 60 days from the Record Date.
 (7) Includes the ownership of options to purchase 114,000 shares of Common Stock that are exercisable within 60 days from the Record Date.
 (8) Includes the ownership of options to purchase 44,000 shares of Common Stock that are exercisable within 60 days from the Record Date. Represents shares owned by Ourimbah Investments, Limited, of which Mr. Lai Kin is Managing Director. Mr. Lai Kin disclaims the ownership of any Common Stock owned by his wife.
 (9) Includes the ownership of options to purchase 39,500 shares of Common Stock that are exercisable within 60 days from the Record Date.
(10) Includes the ownership of options to purchase 20,000 shares of Common Stock that are exercisable within 60 days from the Record Date.
(11) Includes the ownership of options to purchase 59,000 shares of Common Stock that are exercisable within 60 days from the Record Date.

(12) Includes the ownership of options to purchase 1,500 shares of Common Stock that are exercisable within 60 days from the Record Date.
(13) Includes the ownership of options to purchase 1,500 shares of Common Stock that are exercisable within 60 days from the Record Date.
(14) Represents options to purchase 38,500 shares of Common Stock that are exercisable within 60 days from the Record Date. Mr. Lai disclaims the beneficial ownership of the shares of Common Stock held by his wife.

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's directors and executive officers and persons who own more than ten percent of the Company's outstanding Common Stock, to file with the Securities and Exchange Commission (the "SEC") initial reports of ownership and reports of changes in ownership of Common Stock. Such persons are required by SEC regulation to furnish the Company with copies of all such reports they file.

     To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and verbal confirmations that no other reports were required, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners have been met.

                               EXECUTIVE OFFICERS

     The executive officers of the Company are as follows:

                NAME                     AGE                            OFFICE
                ----                     ---                            ------
Belvin Friedson......................    73     Chairman Emeritus of the Board of Directors
David M. Friedson....................    42     Chairman of the Board, President and Chief Executive
                                                Officer
Arnold Thaler........................    59     Senior Vice President
Barbara Friedson Garrett.............    45     Senior Vice President
Harry D. Schulman....................    46     Senior Vice President
Lai Kin..............................    67     Chairman of Durable
Raymond So...........................    48     Senior Vice President and Managing Director of Durable
Desmond Lai..........................    33     Director of Durable
Burton A. Honig......................    60     Vice President -- Finance
David W. O'Neill.....................    51     President, Windmere Consumer Products, Inc.
Jerald I. Rosen......................    70     Secretary

     BELVIN FRIEDSON founded the Company and is currently Chairman Emeritus of the Board of Directors and a consultant to the Company. Mr. Friedson was Chairman of the Board from 1963 to January 1996. From 1963 to January 1987, Mr. Friedson also served as Chief Executive Officer of the Company and from 1963 to January 1985, he served as President of the Company.

     DAVID M. FRIEDSON has served as Chairman of the Board of the Company since April 1996, Chief Executive Officer of the Company since January 1987 and as President of the Company since January 1985. From June 1976 to January 1985, Mr. Friedson held various other management positions with the Company.

     ARNOLD THALER has served as a Senior Vice President of the Company since February 1996 and has served as an Executive Vice President -- Product Development, Engineering and Manufacturing of the Company since December 1988. For ten years prior thereto, Mr. Thaler held various other management positions with the Company.

     BARBARA FRIEDSON GARRETT has served as Senior Vice President of the Company since February 1996 and has served as an Executive Vice President-Sales and Marketing of the Company since December 1988. For ten years prior thereto, Ms. Garrett held various other management positions with the Company.

     HARRY D. SCHULMAN has served as Senior Vice President of the Company since February 1996 and Executive Vice President-Finance and Administration of the Company since February 1993. From March 1990 to January 1993, he served as Senior Vice President -- Finance and Administration of the Company. From January 1989 to March 1990, he was Vice President -- Financial Analysis and Administration of the Company. Mr. Schulman has served as Chief Financial Officer of the Company since March 1990.

     LAI KIN has been Chairman of Durable Electrical Metal Factory, Ltd. ("Durable"), a subsidiary of the Company, since 1995. From 1973 to 1995, Mr. Lai was Managing Director of Durable. In addition, Mr. Lai Kin has been Managing Director of Ourimbah Investment, Limited ("Ourimbah"), a holding and investment company, since 1989.

     RAYMOND SO has served as a Senior Vice President of the Company and Managing Director of Durable since February 1996. Prior to his current positions and beginning in 1986, Mr. So held various senior executive management positions with Durable.

     DESMOND LAI has served as a Director of Durable since March 1993 and has held various senior management positions with Durable for more than the last five years.

     BURTON A. HONIG has served as Vice President -- Finance of the Company since December 1982. He was also Treasurer of the Company from March 1987 to March 1992 and from August 1981 to December 1982. Mr. Honig is a Certified Public Accountant.

     DAVID W. O'NEILL has served as President of Windmere Consumer Products, Inc., a subsidiary of the Company, since October 1984.

     JERALD I. ROSEN has served as Secretary of the Company since 1977. Mr. Rosen has been engaged in the practice of law since 1969 and has been a Certified Public Accountant since 1952.

     There is no family relationship between any director, executive officer or nominee, except that David M. Friedson and Barbara Friedson Garrett are the son and daughter of Belvin Friedson, and Desmond Lai is the son of Lai Kin.

     Executive officers serve at the pleasure of the Board of Directors, except as otherwise provided below. See "Executive Officers -- Certain Agreements."

                             ELECTION OF DIRECTORS

     The Board of Directors of the Company is presently composed of four Class I directors, five Class II directors and four Class III directors, and on a rotating basis the terms of office of all of the directors in any one class expires each year.

     At the Annual Meeting of Shareholders, five directors, Leonard Glazer, Harold Strauss, Ph.D., Lai Kin, Raymond So and Arnold Thaler, are to be nominated for election to Class II of the Board of Directors, to serve until the 2001 Annual Meeting of Shareholders or until their respective successors are duly elected and qualified.

     Each of the nominees for election as a director of the Company is presently a member of the Board of Directors of the Company. The Board of Directors has no reason to believe that any nominee will refuse to act or be unable to accept election; however, in the event that a nominee is unable to accept election, proxies solicited hereunder will be voted in favor of the remaining nominees, if any, and for such other persons as may be designated by the Board of Directors, unless it is directed by a proxy to do otherwise.

     David M. Friedson, Barbara Friedson Garrett, Lai Kin, Raymond So, Desmond Lai, Arnold Thaler and Jerald I. Rosen, each of whom is an executive officer of the Company, are also directors of the Company. Reference is made to the description of the business experience of such individuals set forth above under "Executive Officers."

     The following table sets forth certain information regarding each director and nominee for director:

                                                                                               DIRECTOR
                   NAME                        AGE           POSITION WITH THE COMPANY          SINCE
                   ----                        ---           -------------------------         --------
NOMINEES FOR ELECTION TO CLASS II OF THE
  BOARD
CLASS II DIRECTORS
Leonard Glazer............................     75      Director                                  1979
Harold Strauss, Ph.D......................     75      Director                                  1972
Lai Kin...................................     68      Director and Chairman of Durable          1989
Raymond So................................     48      Director and Senior Vice President        1995
Arnold Thaler.............................     59      Director and Senior Vice President        1996

CONTINUING MEMBERS OF THE BOARD
CLASS I DIRECTORS
Barbara Friedson Garrett..................     45      Director and Senior Vice President        1984
Susan J. Ganz.............................     38      Director                                  1996
Thomas J. Kane............................     56      Director                                  1996
Felix S. Sabates..........................     56      Director                                  1991

CLASS III DIRECTORS
David M. Friedson.........................     42      Chairman of the Board, President and
                                                         Chief Executive Officer                 1982
Jerald I. Rosen...........................     70      Director and Secretary                    1963
Wendy Sager Pomerantz.....................     43      Director                                  1998
Desmond Lai...............................     33      Director and Director of Durable          1996

CLASS I OUTSIDE DIRECTORS

     SUSAN J. GANZ has served as President and Chief Executive Officer of each of Lion Brothers Co., Inc., a manufacturer of embroidered emblems, and Chesapeake Cap Company, Inc., a manufacturer of headware, for more than the last five years.

     THOMAS J. KANE has served as President of T.J.K. Sales, Inc., an independent sales representative, since he founded such company in 1978.

     FELIX S. SABATES has been Chief Executive Officer of Top Sales Company, Inc., an independent sales representative, since he founded such company in January 1965.

CLASS II OUTSIDE DIRECTORS

     LEONARD GLAZER retired in 1992 and is a private investor. For more than 5 years prior thereto, Mr. Glazer was President of Professional Engineering International, Inc., an engineering consulting firm.

     HAROLD STRAUSS, Ph.D., has been a Professor of Business Management and Organizational Behavior at the University of Miami since 1968.

CLASS III OUTSIDE DIRECTORS

     WENDY SAGER POMERANTZ has been a professional lyricist for more than the last five years. Ms. Pomerantz was appointed a director of the Company on April 6, 1998.

     The Board of Directors held three meetings during 1997. All of the Company's directors other than Messrs. Kin, Sabates, Desmond Lai and Ms. Ganz attended more than 75% of the aggregate of (i) the total number of meetings of the Board of Directors and (ii) the total number of meetings held by all committees of the Board of Directors on which such person served.

                      COMMITTEES OF THE BOARD OF DIRECTORS

     The Board of Directors of the Company has Audit, Nominating and Compensation Committees. The members of each committee have been appointed by the Board of Directors to serve until their respective successors are elected and qualified.

     Audit Committee. The Audit Committee reviews the scope and results of the audit of the financial statements of the Company and reviews the internal accounting, financial and operating control procedures of the Company. The Audit Committee is composed of Dr. Strauss (Chairman) and Messrs. Glazer (as of March 13, 1998) and Rosen, each of whom, in accordance with the rules of the New York Stock Exchange, is independent of management and free from any relationship that, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment as a committee member. The Audit Committee met three times in 1997.

     Nominating Committee. The Nominating Committee considers nominees for membership on the Board of Directors who are recommended by the Company's shareholders. Any nomination by a shareholder of a person to serve as a director of the Company may be made pursuant to notice in writing to the Secretary of the Company delivered to or mailed and received at the principal executive offices of the Company not less than 90 days prior to the meeting at which directors are to be elected; provided, however, that in the event that less than 100 days' notice or prior public disclosure of the date of such meeting is given or made to shareholders, notice by the shareholder to be timely must be so received not later than the close of business on the 10th day following the day on which such notice of the date of such meeting was mailed or such public disclosure was made. Such shareholder's notice to the Secretary must set forth (a) as to each person whom the shareholder proposes to nominate for election as a director (i) the name, age, business address and residence address of such person, (ii) the principal occupation or employment of such person, (iii) the class and number of any shares of the Company or any subsidiary of the Company which are beneficially owned by such person, (iv) any lawsuits to which such person is a party, (v) the involvement of such person in or with any business which may be competitive with the Company and (vi) any other information relating to such person that is required to be disclosed in solicitations for proxies for election of directors or in a Schedule 13-D pursuant to any then existing rule or regulation promulgated under the Exchange Act; and (b) as to the shareholder giving the notice (i) the name and record address of such shareholder and (ii) the class and number of shares of the Company which are beneficially owned by such shareholder. The Company may require any proposed nominee to furnish such other information as may reasonably be required by the Company to determine the eligibility of such proposed nominee as a director. The Nominating Committee is composed of Mr. David M. Friedson (Chairman), Dr. Strauss and Messrs. Glazer (as of March 13, 1998), Rosen and Sabates did not meet in 1997. The functions which in the past have been performed by such committee were performed by the Company's Board of Directors.

     Compensation Committee. The Compensation Committee determines the cash and other incentive compensation, if any, to be paid to the Company's executive officers. The Compensation Committee is also responsible for the administration and award of stock options under the Company's 1992 Employee Incentive Stock Option Plan as well as the award of non-qualified stock options issued pursuant to individual stock option agreements. The Compensation Committee is composed of Messrs. Rosen (Chairman), Glazer (as of March 13, 1998) and Dr. Strauss (as of March 13, 1998), each of whom is an "outside director" within the meaning of Rule 162(m) ("Rule 162(m)") of the Internal Revenue Code of 1986, as amended. The Compensation Committee met once in 1997. Each member of the Compensation Committee is an "outside director" within the meaning of Rule 162(m).

                             EXECUTIVE COMPENSATION

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     Philosophy. The Compensation Committee's executive compensation philosophy is to provide competitive levels of compensation, integrate the compensation of its executive officers with the achievement of the Company's annual and long-term performance goals, reward above average corporate performance, recognize individual initiative and achievement and assist the Company in attracting and retaining qualified management. To meet these objectives, the Compensation Committee attempts to set the compensation of its executive officers at levels that it believes are competitive with other companies of the same size in the Company's industry, in light of the Company's current and anticipated performance. The Compensation Committee endorses the position that equity interest in the Company by management is beneficial in aligning executive officers' and shareholders' interests in the enhancement of shareholder value.

     Components of Executive Compensation. Compensation of the Company's executive officers consists of both cash payments and grants of stock options. The annual cash compensation consists of a base salary and an annual bonus. Long-term incentives are provided through the grant of qualified stock options under the Company's 1996 Stock Option Plan and non-qualified stock options issued pursuant to individual stock option agreements.

     Base Salaries. The Compensation Committee attempts to set base salaries of its executive officers at levels that it believes are competitive with other companies of the same size in the Company's industry. Information about appropriate salary levels has been determined by reviewing the public disclosure of the Company's competitors and through the Company's recruiting activities. Except as described below, salaries are reviewed annually, and any increases are based on competitive practices as well as the performance of the Company and the executive officer.

     Eight of the Company's executive officers, five of whom (including the Chief Executive Officer) are named in the compensation tables following this Report, are parties to Employment Agreements with the Company. Each of these Employment Agreements provides for an annual salary increase equal to the increase in the Consumer Price Index.

     Bonuses. Cash bonuses have been a standard and expected component of compensation at the Company when the Company has experienced particularly positive financial results. Cash bonuses were not made to employees in the United States. Cash bonuses of between one and three months' base salaries were paid to almost all persons employed by the Company's subsidiaries in Hong Kong, in accordance with the customary practice in Hong Kong.

     Stock Options. The Compensation Committee grants stock options to the Company's executive officers pursuant to the Company's 1996 Stock Option Plan and individual stock option agreements. The Compensation Committee has the authority to determine the individuals to whom stock options are awarded, the terms at which option grants are made, the duration of the options and the number of shares subject to each option. The size of the option grants are generally based on the position level of the recipient. Through the award of stock options, the objective of aligning executive officers' long range interests with those of the shareholders is met by providing the executive officers with the opportunity to build a meaningful stake in the Company.

     It is the Compensation Committee's intention that, over time, compensation opportunities from option grants will constitute a significant portion of each executive officer's total compensation. However, there are not automatic grants to each executive officer every year. Instead, the Compensation Committee reviews the performance of the Company overall and of each individual executive officer, as well as past option grants to each executive officer, and makes decisions about recipients and grant sizes for the year. The Chief Executive Officer received a grant of 1,500 options pursuant to the Company's 1988 Director Option Plan in June 1996.

     Compensation of Chief Executive Officer. The Compensation Committee considered a number of factors in determining the compensation to be paid to the Company's Chief Executive Officer, including levels generally paid to executives in the Company's industry, the Company's performance to date, the Chief Executive Officer's contribution to the Company's development and the Company's short- and long-term prospects.

                                            The Compensation Committee

                                               Jerald I. Rosen
                                               Leonard Glazer
                                               Dr. Harold Strauss

     Summary Compensation Table. The following table sets forth the aggregate compensation paid during each of the years ended December 31, 1997, 1996 and 1995 to the Company's Chief Executive Officer (the "CEO") and each of the four most highly compensated executive officers of the Company other than the CEO during 1996. The CEO and such other executive officers are sometimes referred to herein as the "Named Executive Officers."

                                                                                              LONG TERM
                                                                                             COMPENSATION
                                                                             ANNUAL          ------------
                                                                        COMPENSATION(1)         NUMBER       ALL OTHER
                                                             FISCAL   --------------------    OF OPTIONS    COMPENSATION
                NAME AND PRINCIPAL POSITION                   YEAR    SALARY($)   BONUS($)    GRANTED(2)        ($)
                ---------------------------                  ------   ---------   --------   ------------   ------------
David M. Friedson..........................................   1997     890,962          0        1,500         2,357(3)
  Chairman, President and                                     1996     881,280    192,200      601,500         2,357
  Chief Executive Officer                                     1995     745,028          0        1,500         2,357

Lai Kin....................................................   1997     364,645    107,161        1,500             0
  Chairman of Durable                                         1996     314,322     96,194       15,500             0
                                                              1995     359,444          0        1,500             0

Raymond So(5)..............................................   1997     300,903     92,064        1,500             0
  Senior Vice President                                       1996     258,193     77,226       35,500             0

Arnold Thaler..............................................   1997     288,956          0        1,500         3,575(4)
  Senior Vice President                                       1996     295,192     37,663       51,500         3,575
                                                              1995     273,634          0            0         3,575

Barbara Friedson Garrett...................................   1997     286,556          0        1,500         2,357(3)
  Senior Vice President                                       1996     290,640     62,252       51,500         2,357
                                                              1995     263,816          0        1,500         2,357

---------------

(1) The column for "Other Annual Compensation" has been omitted because there is no compensation required to be reported in such column. The aggregate amount of perquisites and other personal benefits provided to each Named Executive Officer did not exceed the lesser of $50,000 or 10% of the total of annual salary and bonus of such officer.
(2) See "Option Grants Table" and "Aggregate Option Exercises and Year-End Option Value Table" below for additional information about these options.
(3) The amount indicated consists of life insurance premiums of $357 paid by the Company on a policy as to which the Named Executive Officer may designate the beneficiary and matching contributions made by the Company of $2,000 to its 401(k) Profit Sharing Plan.
(4) The amount indicated consists of life insurance premiums of $1,575 paid by the Company on a policy as to which the Named Executive Officer may designate the beneficiary and matching contributions made by the Company of $2,000 to its 401(k) Profit Sharing Plan.
(5) First became one of the five most highly compensated executive officers in 1996.

     Option Grants Table. The following table sets forth certain information concerning grants of stock options made during 1997 to each of the Named Executive Officers. The Company did not grant any stock appreciation rights in 1997.

                                                                        INDIVIDUAL OPTIONS GRANTS IN 1997
                                                       --------------------------------------------------------------------
                                                       NUMBER OF
                                                       SECURITIES
                                                       UNDERLYING                            % OF TOTAL
                                                        OPTIONS       OPTION    EXPIRATION   GRANTED TO   ALTERNATIVE GRANT
                        NAME                            GRANTED      PRICE($)      DATE      EMPLOYEES    DATE VALUE($)(3)
                        ----                           ----------    --------   ----------   ----------   -----------------
David M. Friedson....................................    1,500(1)     14.875      6/1/08          *             9,596
Barbara Friedson Garrett.............................    1,500(1)     14.875      6/1/08          *             9,596
Lai Kin..............................................    1,500(1)     14.875      6/1/08          *             9,596
Arnold Thaler........................................    1,500(1)     14.875      6/1/08          *             9,596
Raymond So...........................................    1,500(1)     14.875      6/1/08          *             9,596

* Less than 1%

(1) The options were granted pursuant to the Company's 1988 Director Option Plan on June 2, 1997.

(2) Based on the binomial option pricing model adapted for use in valuing executive stock options. The estimated values under that model are based on certain assumptions as to variables such as interest rates, stock price volatility and future dividend yields. The actual value, if any, that an executive may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised, so that there is no assurance that the value realized by an executive will be at or near the value estimated by the binomial model.

     Aggregate Option Exercises and Year-End Option Value Table. The following table sets forth certain information concerning unexercised stock options held by the Named Executive Officers as of the end of 1997.

                                                                                                            VALUE OF
                                                                                                           UNEXERCISED
                                                                                        NUMBER OF         IN-THE-MONEY
                                                                                       UNEXERCISED         OPTIONS AT
                                                                                     OPTIONS AT 1997    1997 FISCAL YEAR-
                                                           SHARES                    FISCAL YEAR-END        END($)(1)
                                                          ACQUIRED        VALUE       EXERCISABLE(E)     EXERCISABLE(E)
                         NAME                            ON EXERCISE   REALIZED($)   UNEXERCISABLE(U)   UNEXERCISABLE(U)
                         ----                            -----------   -----------   ----------------   -----------------
David M. Friedson......................................    289,243      4,537,500        508,257(E)         7,711,430(E)
                                                                                         201,500(U)         2,524,031(U)
Lai Kin(2).............................................         --             --         30,000(E)           462,180(E)
                                                                                           1,500(U)            11,531(U)
Barbara Friedson Garrett...............................    100,500      1,519,437         84,000(E)         1,532,055(E)
                                                                                          81,500(U)         1,246,531(U)
Raymond So.............................................         --             --         51,000(E)           777,375(E)
                                                                                          21,500(U)           322,781(U)
Arnold Thaler..........................................         --             --        108,500(E)         1,785,313(E)
                                                                                          81,500(U)         1,246,531(U)

---------------

(1) Based on the closing price of the Company's Common Stock on the New York Stock Exchange on December 31, 1997, which was $22.5625.

     Comparative Performance by the Company. Set forth below is a five-year graphic comparison of the yearly percentage change in the Company's cumulative shareholder return on its Common Stock with the cumulative total return of (i) the Standard & Poor's 500 Stock Index (the "S&P Index") and (ii) appropriate similar companies (the "Peer Group Index"). The companies included as part of the Peer Group Index were selected on the basis of the similarity of such companies to the Company, considering such factors as products sold, market capitalization, existence of public market for the equity securities of such companies and industry within which such companies operate.


                               (graphic omitted)

        Measurement Period
      (Fiscal Year Covered)             Windmere          Peer Group*         S&P 500
              1992                      $100.00            $100.00            $100.00
              1993                      $147.00             $84.00            $110.00
              1994                      $149.00             $75.00            $112.00
              1995                      $141.00             $81.00            $153.00
              1996                      $268.00            $115.00            $188.00
              1997                      $485.00            $124.00            $251.00


---------------

* Peer companies include National Presto Industries Inc., Royal Appliance Manufacturing Co., Helen of Troy Corp., Toastmaster Inc. and Rival Co.

NOTE: Assumes that $100 was invested on December 31, 1992 in Windmere's Common
      Stock, the S&P 500 and the Peer Group and that dividends are reinvested quarterly.

     Compensation Committee Interlocks and Insider Participation. The Compensation Committee of the Board of Directors consists of Jerald I. Rosen, Leonard Glazer (since March 13, 1998) and Dr. Harold Strauss (since March 13,
1998). Mr. Rosen serves as Secretary of the Company, although he is not compensated for his services in such capacity. Messrs. Rosen and Glazer and Dr. Strauss are independent directors of the Company and each are not affiliated with any principal shareholder of the Company.

     Director Compensation. Directors of the Company who are salaried employees of the Company do not receive any additional compensation for serving as a director or committee member. In 1996, non-employee directors of the Company received $1,500 per month for service on the Board of Directors and $750 for each Board of Directors' meeting attended and for each committee meeting attended. Pursuant to the Company's 1996 Stock Option Plan, each director of the Company on June 1 of each year is entitled to the grant of an option to acquire 1,500 shares of Common Stock at a price of not less than 100% of the fair market value of the Common Stock on the date of the particular option grant.

     In June 1997, an automatic grant of 1,500 shares was made to each of the Company's directors.

EMPLOYMENT CONTRACTS

     The Company entered into an employment agreement with David M. Friedson, dated July 18, 1983, which has been amended from time to time. Under this agreement, among other things, Mr. Friedson is employed for a five-year term, which term is automatically extended each year for an additional one-year period unless written notice of an intention not to extend is given by either party. This agreement provides for a minimum annual base salary which, as of December 31, 1997, was $890,962, which amount is subject to adjustment in subsequent periods according to changes in the Consumer Price Index, in addition to other benefits. If, at any time during the term of the agreement, there shall be a change in control of the Company, then Mr. Friedson shall have the option of terminating his employment upon 60 days' notice and, in such event, any outstanding options held by Mr. Friedson may be exercised and sold without restrictions imposed by the Company, and the Company shall pay Mr. Friedson a lump sum equal to three times Mr. Friedson's then annual salary. Such lump sum payment would be in lieu of any compensation that would otherwise be due and payable under this agreement. In consideration for such lump sum payment, Mr. Friedson has agreed to consult with the Company and its officers after termination of his employment, if requested to do so, for a period of four years from the date of such termination, devoting such time to such services as Mr. Friedson believes to be reasonable.

     The Company entered into employment agreements with Barbara Friedson Garrett and Arnold Thaler (collectively, the "Employees"). These agreements, as amended from time to time, provide, among other things, for the employment of Ms. Garrett and Mr. Thaler as Senior Vice Presidents, each for an initial term of three years, which terms are each automatically extended each year for an additional one-year period unless written notice of an intention not to extend is given by either party. Under these agreements, the Employees are each entitled to a minimum annual base salary which, as of December 31, 1997, was $286,556 for Ms. Garrett, and $288,956 for Mr. Thaler, which amounts are subject to adjustment in subsequent periods according to changes in the Consumer Price Index, in addition to other benefits. If at any time during the term of these agreements, there shall be a change in control of the Company, then each Employee shall have the option of terminating his or her employment upon 60 days' notice and, in such event, any outstanding options held by the Employee may be exercised and sold without restrictions imposed by the Company, and the Company shall pay such Employee a lump sum equal to three times the Employee's prevailing annual salary. Such lump sum payment would be in lieu of any compensation that would otherwise be due thereafter under these agreements. In consideration for such lump sum payment, each Employee has agreed to consult with the Company and its officers after termination of his or her employment, if requested to do so, for a period of four years from the date of such termination, devoting only such time to such services as the Employee believes to be reasonable.

     Durable has entered into employment agreements with Lai Kin and Raymond So (collectively, the "Durable Employees"). These agreements, as amended from time to time, provide, among other things, for the employment of Messrs. Lai Kin and Raymond So, as Chairman and Managing Director, respectively, of Durable, each for an initial term of three years, which terms are each automatically extended each year for an additional one-year period unless written notice of an intention not to extend is given by either party. Under these agreements, the Durable Employees are each entitled to a minimum annual base salary which, as of December 31, 1997, was $364,645 for Lai Kin and $300,903 for Raymond So, which amounts are subject to adjustment in subsequent periods according to changes in the Consumer Price Index, in addition to other benefits. If at any time during the term of these agreements, there shall be a change in control of the Company, then each Durable Employee shall have the option of terminating his or her employment upon 60 days' notice and, in such event, any outstanding options held by the Durable Employee may be exercised and sold without restrictions imposed by the Company, and the Company shall pay such Durable Employee a lump sum equal to three times the Durable Employee's prevailing annual salary. Such lump sum payment would be in lieu of any compensation that would otherwise be due thereafter under these agreements. In consideration for such lump sum payment, each Durable Employee has agreed to consult with the Company and its officers after termination of his or her employment, if requested to do so, for a period of four years from the date of such termination, devoting only such time to such services as the Durable Employee believes to be reasonable.

     Upon Mr. Lai's resignation or termination as Chairman of Durable, the Company has agreed to employ Mr. Lai as a consultant to the Company and Durable and any of their affiliates at a salary equal to 60% of Mr. Lai's annual base salary from Durable in the fiscal year immediately preceding his resignation or termination from Durable. Pursuant to this agreement, Mr. Lai will be employed as a consultant for a three-year period which is automatically extended by one year on the first day of the second year of each three-year period unless two years' prior written notice is given to terminate the agreement, in which event the term of the agreement will be automatically extended for one additional year beyond the expiration of the then current three year period.

                              CERTAIN TRANSACTIONS

     The Company has agreed to use its best efforts to recommend to its shareholders and directors that Lai Kin, Chairman of Durable and Managing Director of Ourimbah, be appointed as, and remain a member of, the Company's Board of Directors for such time as Mr. Lai continues to be an indirect shareholder of the Company and continues to be employed by Durable and/or any other affiliate of the Company.

     In April 1994, in connection with the purchase by the Company of 20% of the outstanding shares of capital stock of Durable from Ourimbah, which resulted in Durable becoming a wholly-owned subsidiary of the Company, the Company agreed, upon a Change of Control of the Company (as defined in said agreement), to make an additional payment to Ourimbah in respect of shares of Durable being purchased under such agreement equal to the greater of (i) the same multiple of earnings per share paid for the shares of Common Stock of the Company received in connection with such Change of Control or (ii) the same multiple of net asset value per share paid for the shares of Common Stock of the Company received in connection with such Change of Control. In addition, the Company agreed to use its best efforts to recommend to the shareholders and directors of the Company that two individuals to be nominated by Mr. Lai and deemed suitable by the Company be appointed as members of the Company's Board of Directors. The Company further agreed that the composition of Durable's Board of Directors shall initially remain equally divided between each of the present designees of Ourimbah and persons selected by the Company. Accordingly, for so long as such designees of Ourimbah who are present members of the Board of Directors of Durable (the "Durable Board"): (i) remains a shareholder of Ourimbah, and (ii) Ourimbah remains a shareholder of the Company, the Company shall vote its shares of Durable to appoint such designees of Ourimbah to the Durable Board. When any member of the Durable Board who has been designated by Ourimbah ceases to be a shareholder of Ourimbah, such designee shall no longer be entitled to serve on the Durable Board, and the Company shall have the right to designate a replacement member to the Durable Board in its sole discretion.

     During 1997, the Company continued to make a series of personal loans bearing interest at prevailing market rates to David M. Friedson, the Company's Chairman of the Board, President and Chief Executive Officer. As of March 16, 1998, the balance of such loans was approximately $249,100.

     In 1986, the Company made a non-interest bearing loan of $78,000 to Mr. Lai, a director of the Company. Such loan was outstanding as of the date of this Proxy Statement.

     In 1997, the Company made commission payments of $427,000 to an entity whose President, Mr. Thomas J. Kane, is also a director of the Company.

     Pursuant to an Agreement dated August 15, 1988 between the Company and Top Sales Company, Inc. ("Top Sales"), Top Sales sells certain products manufactured by the Company. In 1997, the Company paid Top Sales $693,300 pursuant to this Agreement. Felix Sabates, a director of the Company, is the sole shareholder and Chief Executive Officer of Top Sales.

           RATIFICATION OF THE REAPPOINTMENT OF THE COMPANY'S AUDITOR

     The Board of Directors recommends that the appointment of Grant Thornton LLP independent certified public accountants, as the Company's auditors for the fiscal year ending December 31, 1998, be ratified by the Company's shareholders. Grant Thornton LLP has audited the books and records of the Company since 1976. Although the appointment of Grant Thornton LLP as independent auditors of the Company does not require ratification, the Board of Directors considers it appropriate to obtain such ratification. Accordingly, the vote of shareholders on this matter is advisory in nature and has no binding effect upon the Board of Directors' appointment of Grant Thornton LLP. A representative of Grant Thornton LLP is expected to be present at the Annual Meeting to make a statement, if he desires to do so, and to respond to appropriate questions.

                                 OTHER BUSINESS

     As of the date of this Proxy Statement, the Board of Directors of the Company knows of no other business to be presented at the Company's 1998 Annual Meeting of Shareholders. If any other business should properly come before the Company's 1998 Annual Meeting of Shareholders, the persons named in the accompanying proxy will vote thereon as in their discretion they may deem appropriate, unless they are directed by a proxy to do otherwise.

                  INFORMATION CONCERNING SHAREHOLDER PROPOSALS

     Pursuant to Rule 14a-8 promulgated by the Securities and Exchange Commission, proposals of shareholders intended to be presented at the Company's 1999 Annual Meeting of Shareholders must be received in writing by the Company's Secretary at the Company's principal executive offices not later than December 21, 1998 in order to be included in the Company's Proxy Statement and form of Proxy relating to that Annual Meeting.

                                            By Order of the Board of Directors

                                            Jerald I. Rosen, Secretary
Miami Lakes, Florida
April 20, 1998

                                                                      Appendix A

                        WINDMERE-DURABLE HOLDINGS, INC.

                PROXY SOLICITED ON BEHALF OF BOARD OF DIRECTORS




         The undersigned hereby appoints Burton A. Honig and Joann Ledbetter and each of them, each with full power of substitution, proxies to vote at the Annual Meeting of Shareholders of Windmere-Durable Holdings, Inc. (the "Company") to be held at the University of Miami, James W. McLamore Executive Education Center, 5250 University Drive, Coral Gables, Florida 33134 on Tuesday, May 12, 1998, at 10:00 a.m. local time, and at any adjournments thereof, hereby revoking any proxies heretofore given, to vote all shares of common stock of the Company held or owned by the undersigned as directed below, and in their discretion upon such other matters as may come before the meeting.


Proposal 1.       Election of five members to Class II of the Company's Board of
                  Directors to serve until the 2001 Annual Meeting of Shareholders or until their successors are duly elected and qualified.

                  NOMINEES:

                  [ ]   FOR ALL THE NOMINEES     [ ]   WITHHOLD AUTHORITY
                        LISTED BELOW                   to vote for all nominees
                        (except as marked to           listed below.
                        the contrary below)


                  Leonard Glazer, Harold Strauss, Ph.D., Lai Kin, Raymond So and Arnold Thaler

                  INSTRUCTIONS: To withhold authority for any individual nominees, write that nominee's name in the space below.

                  --------------------------------------------------------------



Proposal 2.       Ratification of the reappointment of Grant Thornton LLP,
                  independent certified public accountants, as the Company's auditors for the fiscal year ending December 31, 1998.


                  [ ] FOR              [ ] AGAINST            [ ] ABSTAIN









                 (Continued and to be signed on the other side)

The undersigned hereby acknowledges receipt of a Notice of Annual Meeting of Shareholders of the Company called for May 12, 1998 and a Proxy Statement for the Annual Meeting prior to the approving of this proxy.

This proxy when properly executed will be voted as specified above. If no direction is made, this Proxy will be voted FOR Proposals 1 and 2.

PLEASE MARK, SIGN, DATE AND RETURN IMMEDIATELY.



                                          Dated:                          ,1998
                                                --------------------------



                                          -------------------------------------
                                                      (Signature)


                                          -------------------------------------
                                                      (Signature)


                                          Please date this proxy and sign your
                                          name exactly as it appears hereon.

                                          Where there is more than one owner,
                                          each should sign. When signing as an
                                          agent, attorney, administrator,
                                          executor, guardian, or trustee, please
                                          add your title as such. If executed by
                                          a corporation, the proxy should be
                                          signed by a duly authorized officer
                                          who should indicate his office. Please
                                          date, sign, and mail this proxy card
                                          in the enclosed envelope. No postage
                                          is required if mailed in the United
                                          States.